Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

U Power Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Fee		Proposed
			Calculation		Maximum	Maximum
		Security	or Carry		Offering	Aggregate		Amount of
	Security	Class	Forward	Amount	Price Per	Offering		Registration
	Type	Title	Rule	Registered	Unit	Price(1)	Fee Rate	Fee(2)
Fees To Be Paid(5)	Equity	Ordinary shares, par value $0.0000001 per share(3)	Rule 457(a)	2,875,000	$8.00	$23,000,000	0.0001102	$2,534.60
Fees To Be Paid(5)	Equity	Ordinary shares, par value $0.0000001 per share(4)	Rule 457(a)	250,000	$8.00	$2,000,000	0.0001102	$220.40
Fees Previously Paid	Equity	Ordinary shares, par value $0.0000001 per share	Rule 457(a)	-	$-	$25,000,000	0.0001102	$2,755.00
	Total Offering Amounts					$25,000,000	0.0001102	$2,755.00
	Total Fees Previously Paid(5)							$2,755.00
	Total Fee Offset							$
	Net Fee Due							$0

(1)	There is no current market for the securities being offered. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Includes the offering price attributable to additional 375,000 shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Calculated pursuant to Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.
(3)	In accordance with Rule 416(a), we are also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.
(4)	This registration statement also covers the resale under a separate resale prospectus by a selling shareholder of the Registrant of up to 250,000 ordinary shares in the resale prospectus.
(5)	The company previously paid $2,755. No additional fee is due.